UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 7, 2005

ASG CONSOLIDATED LLC

ASG FINANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123636	20-1741364
Delaware	333-123636-01	20-1741328
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Market Place Tower, 2025 First Avenue, Suite 1200, Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 206-374-1515

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing. The furnishing of the information set forth under this Item 7.01 is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

Proposed New Senior Credit Facility

On September 13, 2005, American Seafoods Group LLC (“ASG” or the “Company”), a wholly-owned subsidiary of ASG Consolidated LLC (“ASG Consolidated”), intends to meet with representatives of potential lenders to ASG in connection with its contemplated new senior secured credit facility (the “Proposed New Credit Facility”). The following discussion of potential terms of the Proposed New Credit Facility is subject to consummation of such Proposed New Credit Facility and is a summary of contemplated material terms as of the date hereof. The closing of the Proposed New Credit Facility is anticipated to occur during early October, 2005. However, the Proposed New Credit Facility may not be consummated, and if consummated, may contain materially different terms from the ones described below.

ASG anticipates that the Proposed New Credit Facility will consist of (a) term loans in an aggregate funded amount of approximately $265.0 million and an additional $180.0 million to be available on a delayed draw basis as described below and (b) a revolving credit facility with a commitment amount of $75.0 million.

ASG anticipates that $180.0 million of the proposed term loans will be available to the Company on a delayed draw basis at any time within the first seven months following the closing date with the requirement that any proceeds of such facility be used to pay the principal, interest, call premium and other amounts outstanding on the Company’s 10 1/8% senior subordinated notes due 2010.

It is anticipated that the Term Loan A portion of the term loans will be due in full six years after the date of execution of the Proposed New Credit Facility and that the Term Loan B portion (which will include the delayed draw amount, if drawn) will be due in full seven years after the date of execution of the Proposed New Credit Facility. The revolving credit facility is anticipated to mature, and the commitments thereunder are anticipated to terminate, on the sixth anniversary of the date of execution of the Proposed New Credit Facility.

The interest rate margins applicable to amounts outstanding under the Proposed New Credit Facility are anticipated to be lower than the interest rate margins currently in effect under ASG’s existing senior secured credit facility.

It is anticipated that the Proposed New Credit Facility will be guaranteed by ASG Consolidated, its parents, American Seafoods Consolidated LLC and ASC, Inc., and the domestic subsidiaries of ASG. ASG’s obligations under the Proposed New Credit Facility are anticipated to be secured by a lien on substantially all of its assets. ASG Consolidated anticipates that its obligations under its guaranty will be secured by a pledge of the stock of ASG and the obligations of each subsidiary guarantor under its guaranty will be secured by a lien on substantially all of each such subsidiary guarantor’s assets.

Under the terms of the Proposed New Credit Facility, ASG anticipates that it will be required to meet certain financial tests, including a maximum leverage ratio and a minimum fixed charge coverage ratio. In addition, it is anticipated that the Proposed New Credit Facility will contain customary negative and affirmative covenants. Certain of the covenants in the Proposed New Credit Facility are anticipated to be less restrictive than the corresponding covenants in ASG’s existing credit facility. ASG anticipates that the

Proposed New Credit Facility will contain customary events of default, funding conditions, representations and warranties and other customary provisions for senior secured credit facilities.

This statement contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this statement other than statements of historical fact, including statements which address ASG Consolidated’s or ASG’s strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that ASG Consolidated or ASG expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the ASG Consolidated’s and the Company’s control and could cause actual results to differ materially from such statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2005	ASG Consolidated LLC

	By:	/s/ Brad Bodenman
Brad Bodenman
Chief Financial Officer

ASG Finance, Inc.

	By:	/s/ Matthew D. Latimer
Matthew D. Latimer
Vice President and Secretary